Exhibit 99.1

The Michaels Companies Announces Record Fourth Quarter and Fiscal 2014 Financial Results

•	Fourth quarter total net sales increased 3.4% to $1.6 billion
•	Fourth quarter operating income increased 6.5% to $294 million; diluted EPS increased to $0.75
•	Provides Fiscal 2015 fully diluted EPS guidance of $1.65 - $1.71

IRVING, Texas, March 19, 2015 – The Michaels Companies, Inc. (NASDAQ: MIK) today announced record financial results for the quarter and fiscal year ended January 31, 2015.

Chuck Rubin, Chief Executive Officer, stated, “I am very pleased with our fourth quarter results, which reflect continued strong execution of our multi-year strategy.  Our Holiday presentation leveraged the learnings from our store remodel program to showcase a larger and more cohesive offering, supported by engaging marketing.  We achieved solid performance across categories and geographies as our customers recognized and responded to the improvements that we have put in place.”

For the quarter ended January 31, 2015:

•

Net sales increased by 3.4% to a record $1.61 billion from $1.56 billion in the fourth quarter of fiscal 2013.  Comparable store sales increased by 1.4% or 2.2% on a constant currency basis. This anniversaries the comparable store sales increase of 4.6% in the fourth quarter of fiscal 2013, which significantly benefited from the success of the Rainbow Loom® product. The fourth quarter of fiscal 2014 also saw more favorable weather year over year.

•

Gross profit increased 110 basis points to 41.2% of net sales compared to 40.1% of net sales in the fourth quarter of fiscal 2013. The increase reflects lower promotional activity, primarily on seasonal product compared to the weather-impacted fourth quarter last year, as well as favorable shrink experience.

•

Selling, general and administrative expense, including share-based compensation, related party and store pre-opening costs (“SG&A”) as a percent of net sales increased 60 basis points to 22.9% versus 22.3% during the fourth quarter last year.  SG&A was $369 million compared to $347 million in the fourth quarter of fiscal 2013 with the increase driven by higher performance based compensation, new store payroll and $0.7 million in costs associated with the secondary offering in January 2015.

•	Operating income grew 6.5% to a record $294 million from $276 million in the fourth quarter of fiscal 2013. As a percent of net sales, operating income increased 50 basis points to a record 18.3%.

•

Interest expense decreased to $39 million from $61 million in the fourth quarter of fiscal 2013 due to the debt refinancing and the pay down of $439 million of the 7.50%/8.25% PIK Toggle Notes (“PIK Notes”) from proceeds of the Initial Public Offering (“IPO”) during the second quarter of fiscal 2014.  An additional $180 million principal payment on the PIK Notes in December 2014 resulted in $6 million of losses on early extinguishment of debt and refinancing costs due to the premium for the early payment and the accelerated amortization expense.

•

The effective tax rate was 36.4% for the fourth quarter of fiscal 2014 compared to 35.7% for the fourth quarter of fiscal 2013.  The fourth quarter tax rate increase was due to higher income year over year and the tax treatment of recognized intercompany foreign currency transactions in the fourth quarter of fiscal 2013, offset by increased benefits from the reinstatement of the Work Opportunity Tax Credit in the fourth quarter of fiscal 2014.

•

Net income increased 18.1% to $157 million in the fourth quarter of fiscal 2014 compared to $133 million in the same quarter last year.  In the fourth quarter of fiscal 2014, diluted earnings per share increased to $0.75 from diluted earnings per share of $0.74 in the fourth quarter of fiscal 2013.  Fourth quarter 2014 results include the $0.01 charge from the partial repayment of the PIK notes in December.

•

Adjusted net income, which excludes related party/sponsor fees and reflects the future interest expense based on the Company’s debt refinancing (“Adjusted net income”) grew 10.6% to $157 million compared to $142 million for the fourth quarter of fiscal 2013. Diluted adjusted earnings per share increased 8.7% to $0.75 compared to $0.69 in the fourth quarter of fiscal 2013.

•

The Company opened two new Michaels stores and closed one Aaron Brothers store during the fourth quarter of fiscal 2014, compared with one Michaels closure and one Aaron Brothers closure in the fourth quarter of 2013. At the end of the fourth quarter, the Company operated 1,168 Michaels stores and 120 Aaron Brothers stores.

For the year ended January 31, 2015:

•

For the full year, net sales increased 3.7% to $4.74 billion.  Comparable store sales for fiscal year 2014 were 1.7% or 2.4% on a constant currency basis, lapping a Rainbow Loom comparable sales impact of 2.9% in fiscal 2013, all of which was realized in the second half of fiscal 2013.

•

Operating income grew to $627 million from $610 million in fiscal 2013. Operating income excluding $37 million of IPO related costs and related party/sponsor fees ("Adjusted operating income"), increased 6.4% to $664 million from $624 million in fiscal 2013. As a percent of net sales, adjusted operating income increased 36 basis points to 14.0%.

•

Interest expense decreased $16 million to $199 million in fiscal 2014 due to proceeds from the Company's IPO being used to repay PIK Notes and the debt refinancing that took place in the second quarter of fiscal 2014.

•

The effective tax rate was 38.2% for fiscal 2014 compared to 35.9% for fiscal 2013.  The increased rate is primarily from a change in fiscal 2014 of the tax status of our Canadian subsidiary and higher state tax credits in the prior year.

•

Net income was $217 million for fiscal 2014.  Adjusted net income which excludes IPO costs, related party/sponsor fees, second quarter debt refinancing costs and reflects the go forward interest expense based on the Company's debt refinancing ("Adjusted net income") grew 12.2% to $303 million compared to $270 million for fiscal 2013.

Balance sheet highlights as of January 31, 2015:

•

The Company ended the fourth quarter with $378 million in cash, $3.15 billion in debt and approximately $588 million in availability under its asset-based revolving credit facility. During fiscal 2014, the Company reduced outstanding debt by $545 million.

•

Inventory at the end of the quarter was $958 million.  Average Michaels inventory on a per store basis, inclusive of distribution centers, in transit and inventory for the Company’s e-commerce site was $790,000 compared to last year’s balance of $764,000.  This increase was from higher in-transit inventory delayed en route to Michaels due to the West Coast port slowdown.  Actual in store inventory was $672 million compared to previous year of $690 million.

Mr. Rubin continued, “As we look to fiscal 2015, we will continue to build upon our vision 2020 strategy to deliver a strong in store and online shopping experience, increase our market share and expand our customer base.  The strong cash flow generation of our business will allow us to continue to make the necessary investments to solidify and advance our market leadership, which we believe will lead to greater efficiencies and further improve profitability.  We feel good about our strategies and the customer response they have driven. Our team is energized and ready to make further progress in fiscal 2015.”

Fiscal 2015 Outlook:

The Company expects fiscal 2015 total net sales growth of 3.2% to 3.7% or 4.4% to 4.9% on a constant currency basis and a comparable store sales increase of 1.5% to 2.0% or 2.7% to 3.2% on a constant currency basis.  Operating income is expected to be in the range of $700 to $720 million and fully diluted earnings per share is expected to be $1.65 to $1.71.  This guidance is based on opening approximately 30 net new and/or relocated stores during fiscal year 2015. The full year EPS outlook includes the impact of lapping Rainbow Loom in Q1 and Q2, the unfavorable Canadian exchange rates and the West Coast port slowdown.

The guidance range also includes the impact of paying off the remaining balance of $180.8 million PIK Notes in the second quarter of fiscal 2015.  If there is an early principal payment, the redemption price will include a 2.0% premium that would be recorded as debt extinguishment costs.  Additionally, there would be an acceleration of amortization expense in debt extinguishment costs.  As of January, 31, 2015, there is $2.6 million of accumulated amortization related to the PIK Notes.

Annual adjusted interest expense is forecasted to be $141 million. This reflects the $10 million interest savings in the event the Company decides to pay off the PIK Notes in the second quarter.  The effective tax rate is expected to be approximately 37.5% for the full fiscal year 2015.  The diluted weighted average shares for calculating fully diluted earnings per share are anticipated to be 209 million for the full fiscal year 2015.

For the first quarter of fiscal 2015, we expect comparable store sales to be flat to up 0.9% or 1.2% to 2.1% on a constant currency basis, operating income of $142 to $147 million and fully diluted earnings per share of $0.31 to $0.33. The diluted weighted average shares for calculating fully diluted earnings per share are anticipated to be 208 million for the first quarter of 2015.

Conference Call Information:

A conference call to discuss fourth quarter fiscal 2014 financial results is scheduled for today, March 19, 2015, at 8:00 am Central Time. Investors and analysts interested in participating in the call are invited to dial (877) 303-9132, conference ID# 55229828, approximately 10 minutes prior to the start of the call. The conference call will also be webcast at http://investors.michaels.com/.  To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. The webcast will be accessible for 30 days after the call.  Additionally, a telephone replay will be available until March 26, 2015 by dialing (855) 859-2056, conference ID# 55229828.

Non-GAAP Information:

This press release includes non-GAAP measures including Adjusted EBITDA, operating income excluding IPO and related party/sponsor expenses (“Adjusted operating income,”) net income excluding IPO, related party/sponsor fees and refinancing expenses (“Adjusted net income,”) weighted average shares outstanding assuming the IPO shares had been outstanding the entire period (“Adjusted shares outstanding”) and earnings per share excluding IPO, related party/sponsor fees, refinancing expenses and including adjusted shares outstanding (“Adjusted earnings per share.”)  The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company's business and facilitate a meaningful evaluation of its quarterly and fiscal year 2014 diluted earnings per common share and actual results on a comparable basis with its quarterly and fiscal year 2013 results.  In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company's presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company's industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results as reported under GAAP.

Forward-Looking Statements:

This news release includes forward-looking statements which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. The words "anticipate", "assume", "believe", "continue", "could", "estimate", "expect", “forecast”, "future", “guidance”, “imply”, "intend", "may", “outlook”, "plan", "potential", "predict", "project", and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the effect of economic uncertainty, risks associated with our substantial outstanding indebtedness of $3.15 billion, changes in customer demand, risks relating to our failure to adequately maintain security and prevent unauthorized access to electronic and other confidential information, increased competition including internet-based competition from other retailers, risks relating to our reliance on foreign suppliers, risks relating to how well we manage our business, risks related to our ability to open new stores and increase comparable store sales growth, damage to the reputation of the Michaels brand or our private and exclusive brands, and events that may affect our financial operations in the fourth quarter. Other risks and uncertainties include those identified under the heading “Risk Factors” included in the Company’s Registration Statement on Form S-1 which was declared effective by the Securities and Exchange Commission ("SEC") on January 22, 2015, which is available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About The Michaels Companies, Inc.:

The Michaels Companies, Inc. is North America's largest specialty retailer of arts and crafts. As of January 31, 2015, the Company owns and operates 1,168 Michaels stores in 49 states and Canada and 120 Aaron Brothers stores, and produces 12 exclusive private brands including Recollections®, Studio Decor®, Bead Landing®, Creatology®, Ashland®, Celebrate It®, ArtMinds®, Artist's Loft®, Craft Smart®, Loops & Threads®, Imagin8® and Make MarketTM.

Investor:

ICR, Inc.

Farah Soi/Anne Rakunas

203.682.8200

Farah.Soi@icrinc.com/Anne.Rakunas@icrinc.com

or

Media:

ICR, Inc.

Michael Fox/Jessica Liddell

203.682.8200

Jessica.Liddell@icrinc.com

The Michaels Companies, Inc.

Consolidated Statements of Comprehensive Income

(In millions, except per share data)

(Unaudited)

	Quarter Ended		Fiscal Year Ended
	January 31,	February 1,	January 31,	February 1,
	2015	2014	2015	2014
Net sales	$1,608	$1,555	$4,738	$4,570
Cost of sales and occupancy expense	945	932	2,837	2,748
Gross profit	663	623	1,901	1,822

Selling, general, and administrative	364	335	1,220	1,170
Share-based compensation	4	8	14	23
Related party expenses	-	4	35	14
Store pre-opening costs	1	-	5	5
Operating income	294	276	627	610
Interest expense	39	61	199	215
Losses on early extinguishments of debt and refinancing costs	6	7	74	14
Other expense, net	2	1	3	2
Income before income taxes	247	207	351	379
Provision for income taxes	90	74	134	136
Net income	157	133	217	243

Other comprehensive income, net of tax:
Foreign currency translation adjustment and other	(11)	(4)	(12)	(6)
Comprehensive income	$146	$129	$205	$237

Earnings per share:
Basic	$0.77	$0.76	$1.07	$1.39
Diluted	$0.75	$0.74	$1.05	$1.36

Weighted-average shares outstanding:
Basic	204	175	203	175
Diluted	208	179	207	179

The Michaels Companies, Inc.

Consolidated Balance Sheets

(In millions, except per share data)

(Unaudited)

	January 31,	February 1,
	2015	2014
ASSETS

Current Assets:
Cash and equivalents	$378	$239
Merchandise inventories	958	901
Prepaid expenses and other	86	95
Deferred income taxes	38	39
Income tax receivables	2	2
Total current assets	1,462	1,276
Property and equipment, net	386	358
Goodwill	94	94
Debt issuance costs, net	41	52
Deferred income taxes	20	28
Other assets	2	3
Total assets	$2,005	$1,811

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable	$447	$368
Accrued liabilities and other	392	411
Current portion of long-term debt	25	16
Deferred income taxes	-	1
Income taxes payable	26	30
Total current liabilities	890	826
Long-term debt	3,124	3,678
Deferred income taxes	9	2
Other liabilities	93	87
Total liabilities	4,116	4,593

Commitments and contingencies

Stockholders' Deficit:
Common stock, $0.06775 par value, 350 million shares authorized; 206 million shares issued and outstanding at January 31, 2015, 175 million shares issued and outstanding at February 1, 2014	14	12
Additional paid-in capital	558	94
Accumulated deficit	(2,671)	(2,888)
Accumulated other comprehensive loss	(12)	-
Total stockholders' deficit	(2,111)	(2,782)
Total liabilities and stockholders' deficit	$2,005	$1,811

The Michaels Companies, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Fiscal Year Ended
	January 31,	February 1,
	2015	2014
Cash flows from operating activities:
Net income	$217	$243
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	111	106
Share-based compensation	19	34
Debt issuance costs amortization	10	10
Accretion of long-term debt	(1)	(1)
Losses on early extinguishments of debt and refinancing costs	74	14
Loss on disposition of property and equipment	4	-
Excess tax benefits from share-based compensation	(5)	-
Changes in assets and liabilities:
Merchandise inventories	(60)	(38)
Prepaid expenses and other	11	(8)
Deferred income taxes	15	(4)
Accounts payable	77	102
Accrued interest	(46)	23
Accrued liabilities and other	14	(28)
Income taxes	1	(7)
Other liabilities	-	3
Net cash provided by operating activities	441	449

Cash flows used in investing activities:
Additions to property and equipment	(138)	(112)

Cash flows from financing activities:
Issuance of PIK Notes	-	800
Payments of PIK Notes	(627)	-
Borrowings on Restated Term Loan Credit Facility	846	-
Repayments on Restated Term Loan Credit Facility	(21)	(12)
Borrowings on Restated Revolving Credit Facility	23	389
Payments on Restated Revolving Credit Facility	(23)	(390)
Payment of 2018 Senior Notes	(1,057)	-
Payment of 2016 Senior Subordinated Notes	-	(403)
Issuance of 2020 Senior Subordinated Notes	255	260
Issuance of common stock	446	-
Payment of debt issuance costs	(12)	(21)
Payment of dividends	(1)	(766)
Change in cash overdraft	(2)	(5)
Proceeds from stock options exercised	27	5
Common stock repurchased	(21)	(8)
Excess tax benefits from share-based compensation	5	-
Other financing activities	(2)	(3)
Net cash used in financing activities	(164)	(154)

Net change in cash and equivalents	139	183
Cash and equivalents at beginning of period	239	56
Cash and equivalents at end of period	$378	$239

The Michaels Companies, Inc.

Summary of Operating Data

(Unaudited)

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of comprehensive income:

	Quarter Ended		Fiscal Year Ended
	January 31,	February 1,	January 31,	February 1,
	2015	2014	2015	2014
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	58.8	59.9	59.9	60.1
Gross profit	41.2	40.1	40.1	39.9

Selling, general, and administrative	22.6	21.5	25.7	25.6
Share-based compensation	0.2	0.5	0.3	0.5
Related party expenses	-	0.3	0.7	0.3
Store pre-opening costs	0.1	-	0.1	0.1
Operating income	18.3	17.8	13.2	13.3
Interest expense	2.4	3.9	4.2	4.7
Losses on early extinguishments of debt and refinancing costs	0.4	0.5	1.6	0.3
Other expense, net	0.1	0.1	0.1	-
Income before income taxes	15.4	13.3	7.4	8.3
Provision for income taxes	5.6	4.8	2.8	3.0
Net income	9.8%	8.6%	4.6%	5.3%

The following table sets forth certain of our unaudited operating data:

	Quarter Ended		Fiscal Year Ended
	January 31,	February 1,	January 31,	February 1,
	2015	2014	2015	2014
Michaels stores:
Open at beginning of period	1,166	1,137	1,136	1,099
New stores	2	-	32	40
Relocated stores opened	-	-	13	14
Closed stores	-	(1)	-	(3)
Relocated stores closed	-	-	(13)	(14)
Open at end of period	1,168	1,136	1,168	1,136

Aaron Brothers stores:
Open at beginning of period	121	122	121	125
New stores	-	-	5	-
Relocated stores opened	-	-	-	2
Closed stores	(1)	(1)	(6)	(5)
Relocated stores closed	-	-	-	(1)
Open at end of period	120	121	120	121
Total store count at end of period	1,288	1,257	1,288	1,257

Other operating data:
Average inventory per Michaels store (in thousands) (1)	$790	$764	$790	$764
Comparable store sales	1.4%	4.6%	1.7%	2.9%
Comparable store sales, at constant currency	2.2%	5.3%	2.4%	3.4%

(1)	The calculation of average inventory per Michaels store excludes our Aaron Brothers stores. 8

The Michaels Companies, Inc.

Reconciliation of Adjusted EBITDA

(In millions)

(Unaudited)

	Quarter Ended		Fiscal Year Ended
	January 31,	February 1,	January 31,	February 1,
	2015	2014	2015	2014
Net cash provided by operating activities	$405	$380	$441	$449
Depreciation and amortization	(29)	(32)	(111)	(106)
Share-based compensation	(4)	(15)	(19)	(34)
Debt issuance costs amortization	(2)	(3)	(10)	(10)
Accretion of long-term debt	-	-	1	1
Losses on early extinguishments of debt and refinancing costs	(6)	(7)	(74)	(14)
Changes in assets and liabilities	(207)	(190)	(11)	(43)
Net income	157	133	217	243
Interest expense	39	61	199	215
Losses on early extinguishments of debt and refinancing costs	6	7	74	14
Provision for income taxes	90	74	134	136
Depreciation and amortization	29	32	111	106
EBITDA (excluding losses on early extinguishments of debt and refinancing costs)	321	307	735	714
Adjustments:
Share-based compensation	4	15	19	34
Management fees to Sponsors and others	-	4	35	14
Severance costs	2	3	4	5
Store pre-opening costs	1	-	5	5
Store remodel costs	-	1	4	7
Foreign currency transaction losses	2	1	3	2
Store closing costs	-	1	2	5
IPO and S-1 Costs	1	-	3	-
Other	1	1	2	6
Adjusted EBITDA	$332	$333	$812	$792

The Michaels Companies, Inc.

Reconciliation of GAAP basis to Adjusted operating income, Adjusted net income and

Adjusted earnings per share

(In millions, except per share)

(Unaudited)

	13 Weeks Ended		52 Weeks Ended
	January 31,	February 1,	January 31,	February 1,
	2015	2014	2015	2014
Operating income	$294	$276	$627	$610
Add IPO related expenses (a)	-	-	32	-
Add back Related Party/Sponsor Fees (b)	-	4	5	14
Adjusted operating income	$294	$280	$664	$624

Net income	$157	$133	$217	$243
Add IPO related expenses (a)	-	-	32	-
Add back Related Party/Sponsor Fees (b)	-	4	5	14
Add interest savings, due to debt refinancing (c)	-	8	26	19
Add refinancing costs (d)	-	7	68	14
Less tax adjustment for above add-backs (e)	-	(10)	(45)	(20)
Adjusted net income	$157	$142	$303	$270

Weighted average shares outstanding, diluted	208	179	195	179
Add common stock issued in IPO (f)	-	28	12	28
Adjusted weighted average shares outstanding, diluted	208	207	207	207

Adjusted earnings per share, diluted:	$0.75	$0.69	$1.46	$1.30

(a)	Excludes expenses related to the initial public offering on July 2, 2014
(b)	Removes the related party/sponsor fees related to the management contract that was terminated in connection with the IPO offering
(c)

Adjusts interest expense for refinancing of debt during the second quarter of fiscal 2014, including: (i) the redemption of all outstanding Senior Notes due 2018, (ii) incremental $850M term loan, and (iii) incremental $250M Senior Subordinated Notes.  Also adjusts the interest expense related to the redemption of the $439M of the PIK Toggle Notes during the second quarter of fiscal  2014 for all periods reported

(d)	Eliminates the loss on early extinguishment of debt and refinancing costs
(e)	Removes the impact of the IPO, related party/sponsor fees and debt refinancing on taxes
(f)	Reflects the number of common shares issued with the initial public offering on July 2, 2014 as if they had been available the entire period